EXHIBIT 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

         tw telecom Adopts Rights Plan Designed to Protect NOLs

         -- Encourages Legislative Changes to avoid Unintended Consequences of IRC Section 382–

                LITTLETON, Colo. – January 20, 2009 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, announced it adopted a Stockholder Rights Plan (Rights Plan) effective today. The Rights Plan is designed to protect the Company’s valuable federal Net Operating Losses (NOLs) from the unintended consequences of Internal Revenue Code (IRC) Section 382, which can restrict the use of NOLs.

                As of December 31, 2008 the Company had a NOL carry forward for federal tax purpose of approximately $1.1 Billion. The Company’s ability to use its NOLs can be negatively impacted if there is an “ownership change” as defined under Section 382. In general, this would occur if certain ownership changes related to the Company’s stock that are held by 5 percent or greater stockholders, exceeds 50 percent measured over a rolling three year period. Generally these provisions come into play in the context of mergers and acquisitions. However, these rules can also be triggered by normal market trading and increased market volatility that are outside of the Company’s control, which the Company believes is inappropriate and beyond the original intent of the provision.

                “We have made significant investments while building a substantial business, and do not want to lose the associated tax benefits due to the unintended consequences of Section 382,” said Larissa Herda, Chairman, CEO and President of tw telecom. “However, like many other companies, we could be impacted by these provisions. Therefore, we have adopted a Rights Plan designed to protect our NOLs, while at the same time, we are encouraging Congress to make legislative changes to correct for the unintended impacts of these tax provisions. Such changes would allow a more shareholder friendly environment with unhampered investment by investors in our stock and would alleviate the need for restrictive measures to protect our tax assets. As the government is looking for ways to encourage investment, this change would be supportive of our long track record of investing across the U.S., in infrastructure, jobs creation and new technologies.”

-more-

                Under the Company’s Rights Plan, which was effective January 20, 2009, when a person or group has obtained beneficial ownership of 4.9% or more of the Company’s common stock, or an existing holder with greater than 4.9% ownership acquires more shares representing at least an additional 0.5% of the Company's common stock, there would be a triggering event causing significant dilution in the economic interest and voting power of such person or group. The tw telecom Board of Directors has the discretion to exempt an acquisition of common stock from the provisions of the Rights Plan if it determines the acquisition will not jeopardize tax benefits or is otherwise in the Company’s best interests. The details of the operation of the Rights Plan can be found in the Company’s Current Report on Form 8-K which will be filed this week.

                This Rights Plan will be limited in life, and the rights will expire upon the earliest of (1) the Board of Directors’ determination that the plan is no longer needed for the preservation of NOLs due to the implementation of legislative changes, or any other reason; (2) January 20, 2010, if stockholder approval of the plan is not obtained by that date; (3) January 20, 2012 if shareholder approval is obtained or (4) certain other events described in the plan, including if the Board of Directors determines that expiration is in the Company’s best interest. If new legislation does not eliminate the Section 382 issue prior to its 2009 Annual Meeting scheduled for June 4, 2009, the Company intends to submit the Rights Plan to its stockholders for approval at that meeting.

                “Based on information available to us to date, we believe the Company’s current Section 382 three year period ownership shift is in the mid-30% range,” said Mark Peters, Executive Vice President and Chief Financial Officer of tw telecom. “About two thirds of this shift is attributed to normal market trading, which we cannot control. Therefore, due to recent unprecedented overall market volatility, unclear filing data and reporting requirements with a significant lag time for 5% or greater shareholders to report such information, we thought it was prudent to put this plan in place at this time.”

The Company will be posting Frequently Asked Questions on its website at www.twtelecom.com

Forward Looking Statements

The statements in this press release concerning the Company’s position with respect to net operating losses and possible limitations are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the difficulty of determining all of the facts relative to Section 382, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations as well as risks summarized in the Company's filings with the SEC, especially the section entitled "Risk Factors" in its 2007 Annual Report on Form 10-K. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom inc. headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP, VPN and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.